Exhibit 99.1

DAYSTAR APPOINTS NEW CHIEF FINANCIAL OFFICER

Announces Mid-Year Update Conference Call

Santa Clara, Calif., June 27, 2008 / PR Newswire-First Call / - DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of photovoltaic products based on CIGS thin-film semiconductor technology, today announced the appointment of William Steckel as the company's chief financial officer. Mr. Steckel will report to Dr. Stephan DeLuca, the company's chief executive officer.

Mr. Steckel, 51, brings nearly 20 years of management experience at both public and private companies, ranging in size from $30 million to more than a billion dollars in annual revenues. He has extensive experience in running large manufacturing organizations, in financial planning and restructuring, in raising significant amounts of capital and in operations of both electronics and biotechnology companies worldwide.

"We are delighted to welcome Bill to the DayStar team," said Dr. DeLuca. "His manufacturing experience, technology background and strong financial track record are essential as we build DayStar into a larger, more efficient manufacturing company. Bill has an impressive history of hands-on management in areas that are important to the success of DayStar."

Mr. Steckel earned his Bachelor of Science in industrial management at Iowa State University, and his M.B.A. from Western Illinois University. Immediately prior to joining DayStar, he was chief financial officer, senior vice president and treasurer at Norwood Promotional Products, one of the leading suppliers of imprinted promotional products. Before Norwood, he was president of Lambda Power, a division of Invensys plc, a global technology power supply manufacturer.

Mid-Year Update Conference Call

DayStar will provide a mid-year update conference call to discuss the company's progress on Tuesday, July 8. The call will begin at 2 pm Pacific time. To listen to the call, dial 210-839-8501 approximately 10 minutes prior to the start of the call. The pass code is DayStar.

The conference call will be available via a live webcast on the investor relations section of the DayStar website at www.daystartech.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 12 months.

A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 402-280-9982.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing, and marketing of photovoltaic products based upon CIGS thin film semiconductor technology. For more information, visit the DayStar website at www.daystartech.com.

Certain statements contained in this press release, including statements regarding the future business of DayStar, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in our Annual Report on Form 10-KSB filed with the SEC on March 31, 2008. You should not place undue reliance on the forward-looking statements in this press release, and we disavow any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

IR Contact:

Alexis Pascal/Cathryn Johnson

Stapleton Communications Inc.

650/470.0200

Alexis@stapleton.com

Cathryn@stapleton.com

Media Contact:

Bret Adams

DayStar Technologies, Inc.

408/343.8600

badams@daystartech.com